UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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LYDALL, INC.

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On April 1, 2016, Lydall, Inc. filed a Current Report on Form 8-K, which included including the following disclosure:

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 30, 2016, the Compensation Committee of the Board of Directors of Lydall, Inc. (the “Company”) amended and restated the Company’s Annual Incentive Performance (“AIP”) Program, effective January 1, 2016. The AIP Program sets forth the terms under which designated employees of the Company, including its executive officers, may receive cash incentive payments based on the annual performance of the Company.

The amendment to the AIP Program replaces the Free-Cash-Flow metric with a new Working Capital metric. This new Working Capital metric is defined as the annual average of the four quarterly percentages calculated by dividing (A) such quarter’s working capital (defined as trade accounts receivable, including other tooling receivables, plus inventory minus accounts payable), by (B) such quarter’s annualized net sales from continuing operations. No other modifications were made to the AIP Program.

The Compensation Committee annually establishes targets for the performance metrics, sets a payout range and relative weights for each of the performance metrics and approves a target bonus percentage for each executive officer which is a percentage of base salary. For 2016, each of the four performance targets is weighted at 25%, except for our Performance Materials segment. The financial goal weights applicable to employees of the Performance Materials business segment were previously modified by increasing the weight of the Revenue Performance Metric from twenty-five (25%) percent to thirty-five (35%) percent and decreasing the weight of the Operating Income Performance Metric from twenty-five (25%) percent to fifteen (15%) percent. The bonus percentage for executive officers ranges from 0% (with a threshold at 80%) to 200% of base salary.